UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 8, 2015 (June 5, 2015)
COMPASS DIVERSIFIED HOLDINGS
(Exact name of registrant as specified in its charter)

Delaware	001-34927	57-6218917
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
COMPASS GROUP DIVERSIFIED
HOLDINGS LLC
(Exact name of registrant as specified in its charter)

Delaware	001-34926	20-3812051
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Sixty One Wilton Road
Second Floor
Westport, CT 06880
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (203) 221-1703

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8    Other Events
Item 8.01    Other Events

Compass Group Diversified Holdings LLC (the “Company”) and Compass Diversified Holdings (“Holdings” and, together with the Company, collectively “CODI,” “us” or “we”) acquires and manages small to middle market businesses in the ordinary course of its business. The following description relates to the recent acquisition of one such business.

Fresh Hemp Foods Ltd.

On June 5, 2015, 1037270 B.C. Ltd. a British Columbia corporation and a majority owned subsidiary of the Company, and 1037269 B.C. Ltd, a British Columbia corporation and a wholly owned subsidiary of 1037270 B.C. Ltd. (together, the “Buyer”), entered into a stock purchase agreement (the “Manitoba Harvest Purchase Agreement”) with Fresh Hemp Foods Ltd. (“Manitoba Harvest”), Mike Fata, as the Stockholders’ Representative and the Signing Stockholders (as such term is defined in the Manitoba Harvest Purchase Agreement), pursuant to which Buyer will acquire all of the issued and outstanding capital stock of Manitoba Harvest (the “Acquisition”). The purchase price for Manitoba Harvest will be based on a total enterprise value of C$132.5 million and will also include working capital and certain other adjustments upon closing. Manitoba Harvest generated approximately C$6.4 million of Adjusted EBITDA for the last twelve months ending May 31, 2015. In addition, Manitoba Harvest incurs between C$500 thousand and C$600 thousand in annual maintenance capital expenditures. The Company intends to fund the Acquisition through drawings under its revolving credit facility. The Company’s initial equity ownership in Manitoba Harvest will be approximately 87% on a primary basis.

Headquartered in Winnipeg, Manitoba, Manitoba Harvest is a pioneer and global leader in branded, hemp-based foods. Manitoba Harvest’s products, which are the fastest growing in the hemp food market and among the fastest growing in the natural foods industry, are currently carried in about 7,000 retail stores across the U.S. and Canada. For the year ended November 30, 2014, Manitoba Harvest reported net revenue of approximately C$37.9 million.

The Manitoba Harvest Purchase Agreement contains customary representations, warranties, covenants and indemnification provisions. Buyer expects to obtain “representation and warranty” insurance, which will provide coverage for breaches of certain representation and warranties contained in the Manitoba Harvest Purchase Agreement, subject to deductibles and certain other terms and conditions. Each party’s obligation to consummate the Manitoba Harvest Purchase Agreement is subject to certain conditions, including, but not limited to (i) subject to certain exceptions, the accuracy of the representations and warranties of the other party and (ii) performance in all material respects by the other party of its covenants.

The Acquisition is subject to customary closing conditions and is expected to close within 45 days of entry into the Manitoba Harvest Purchase Agreement or such other time as the parties may mutually agree. However, there can be no assurances that all of the conditions to closing will be satisfied.

The foregoing brief description of the Manitoba Harvest Purchase Agreement is not meant to be exhaustive and is qualified in its entirety by the Manitoba Harvest Purchase Agreement itself, which is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

On June 8, 2015, the Company issued a Press Release announcing the execution of the Manitoba Harvest Purchase Agreement. A copy of the Press Release is filed as Exhibit 99.2 to this Current Report on Form 8-K.

Section 9    Financial Statements and Exhibits
Item 9.01    Financial Statements and Exhibits

(d) Exhibits.

99.1	Stock Purchase Agreement dated as of June 5, 2015, by and among Fresh Hemp Foods Ltd., 1037270 B.C. Ltd., 1037269 B.C. Ltd., the Stockholders’ Representative and the Signing Stockholders.
99.2	Press Release of the Company dated June 8, 2015 announcing the purchase of Fresh Hemp Foods Ltd.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 8, 2015	COMPASS DIVERSIFIED HOLDINGS

	By:	/s/ Ryan J. Faulkingham

Ryan J. Faulkingham
Regular Trustee

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 8, 2015	COMPASS GROUP DIVERSIFIED HOLDINGS LLC

	By:	/s/ Ryan J. Faulkingham

Ryan J. Faulkingham
Chief Financial Officer